Exhibit 99.1

news
release
1 First Avenue South
P.O. Box 2229
Great Falls MT 59401
For Immediate Release
Gas Natural Inc. Prices Public Offering of Common Stock
GREAT FALLS, MT, November 10, 2010 — Gas Natural Inc. (NYSE Amex: EGAS) (the “Company”), a natural gas utility company serving approximately 62,000 customers in six states, announced today that it has priced an underwritten public offering of 2,100,000 shares of its common stock, of which 1,760,000 shares will be sold by the Company and 340,000 shares will be sold by certain selling shareholders, at a price of $10.00 per share. Net proceeds to the Company, after deducting underwriting discounts and commissions, will be approximately $16.5 million. The Company will not receive any proceeds from the sale of shares by the selling shareholders. The offering is expected to close on November 15, 2010, subject to customary closing conditions.
Janney Montgomery Scott LLC is acting as the sole book-runner and lead manager for the offering. BB&T Capital Markets and Edward D. Jones & Co., L.P. are serving as co-managers. The Company has granted the underwriters a 30-day option to purchase up to an additional 315,000 shares of common stock on the same terms and conditions to cover over-allotments, if any.
The Company intends to use the net proceeds from the shares sold by the Company to expand its distribution systems as well as for working capital and general corporate purposes. Additionally, the Company’s Ohio utilities have $7.7 million of debt that will mature November 28, 2010. As previously announced on November 2, 2010, the Company has entered into a note purchase agreement with Sun Life Assurance Company of Canada to refinance this debt, which is subject to regulatory approvals. If it is unable to obtain regulatory approval, the Company may use a portion of the proceeds of the offering to retire all or a portion of the debt.
The offering will be made only by means of a prospectus. A copy of the prospectus related to the offering can be obtained when available by contacting Janney Montgomery Scott LLC, 60 State Street, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@janney.com.
A registration statement relating to these securities has been filed with and declared effective by the U.S. Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Gas Natural Inc.
Gas Natural Inc. distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 29 billion cubic feet of natural gas to approximately 62,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine and North Carolina. The Company markets approximately 2.4 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming on an unregulated basis. The Company also has ownership interests in 160 natural gas producing wells and gas gathering assets. In addition, the Company owns the Shoshone interstate and the Glacier gathering pipelines located in Montana and Wyoming. The Company’s Montana public utility was originally incorporated in 1909 and is headquartered in Great Falls, Montana.

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Gas Natural Inc. Prices Public Offering of Common Stock
November 10, 2010

The Company’s toll-free number is 800-570-5688. The Company’s address is 1 First Avenue South, Great Falls, Montana 59401 and its website is www.ewst.com.
Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information contact:

Gas Natural Inc.	Investor Relations: Kei Advisors LLC

Glenn Hemminger, Director of Finance	Deborah K. Pawlowski, Chairman & CEO
Phone: (440) 974-3770	Phone: (716) 843-3908
Email: gdhemminger@ewst.com	Email: dpawlowski@keiadvisors.com
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